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                                                                    EXHIBIT 12.1

                   SARA LEE CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (in millions except ratios)




                                                                                         Twenty-Six Weeks Ended
                                                                                         -----------------------
                                                                                          Dec. 30,      Dec. 31,
                                                                                            1995          1994
                                                                                          --------     ---------
Fixed charges:

   Interest expense                                                                      $    119      $    115

   Interest portion of rental expense                                                          36            33
                                                                                         --------      --------
   Total fixed charges before capitalized interest                                            155           148

   Capitalized interest                                                                         6             6
                                                                                         --------      --------
      Total fixed charges                                                                $    161      $    154
                                                                                         ========      ========


Earnings available for fixed charges:

   Income before income taxes                                                            $    711      $    642

   Less undistributed income in minority owned companies                                       (3)           (6)

   Add minority interest in majority-owned subsidiaries                                        19            18

   Add amortization of capitalized interest                                                    11            10

   Add fixed charges before capitalized interest                                              155           148
                                                                                         --------      --------
      Total earnings available for fixed charges                                         $    893      $    812
                                                                                         ========      ========

Ratio of earnings to fixed charges                                                            5.5           5.3
                                                                                         ========      ========





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